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Exhibit 5.1

August 9, 2004

Equinox Holdings, Inc.
895 Broadway
3rd Floor
New York, New York 10003

Registration Statement on Form S-4 of
Equinox Holdings, Inc. and the Note Guarantors Referred to Therein
(Registration No. 333-112531)

Ladies and Gentlemen:

        We have acted as special counsel to Equinox Holdings, Inc., a Delaware corporation (the "Company") and the Note Guarantors (as defined herein) in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a form of Prospectus (the "Prospectus") relating to the proposed exchange by the Company of $160,000,000 aggregate principal amount of the Company's 9% Senior Notes Due 2009 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 9% Senior Notes Due 2009 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture dated as of December 16, 2003 (the "Indenture"), among the Company, U.S. Bank National Association (the "Trustee") and the guarantors listed on Schedule I hereto (collectively, the "Note Guarantors"). The obligations of the Company pursuant to the New Notes are to be guaranteed by the Note Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the "Guarantees").

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company, the Note Guarantors and others. With your permission, for purposes of the opinion expressed herein, we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in each Indenture.

        Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

          Upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (2) the Guarantee of each Note Guarantor will constitute the valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms as set forth in the Indenture.

        The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

        We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                      Very truly yours,

                      /s/ Rosen Weinhaus, LLP

SCHEDULE I

Guarantors
Broadway Equinox Inc.
Equinox 92nd Street Inc.
Equinox-85th Street Inc.
Equinox-63rd Street, Inc.
Equinox-54th Street, Inc.
Equinox White Plains Road, Inc.
The Equinox Group, Inc.
Equinox Wall Street, Inc.
Equinox-50th Street Inc.
Equinox-43rd Street Inc.
Equinox-76th Street, Inc.
Equinox 44th Street, Inc.
Equinox Greenwich Avenue, Inc.
Energy Wear, Inc.
Equinox Tribeca, Inc.
Equinox Fitness Pasadena, Inc.
Equinox Lincoln Park, Inc.
Equinox Columbus Centre, Inc.
Equinox West Hollywood, Inc.
Equinox Darien, Inc.
Equinox Woodbury, Inc.
Equinox Gold Coast, Inc.
Equinox Tribeca Office, Inc.
Equinox Highland Park, Inc.
Equinox Greenvale, Inc.
Equinox Pine Street, Inc.
EQX Holdings, LLC
Equinox Mamaroneck, Inc.
Equinox Fitness Santa Monica, Inc.

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  Exhibit 5.1
  SCHEDULE I